INTERNET-ONLY RADIO AGREEMENT

This Agreement (the "Agreement") is entered into by and between Yahoo! Inc., a Delaware corporation ("Yahoo") and Converged Media ("Customer"), known jointly as the Parties, this 14th day of June, 2000. In consideration of the mutual promises contained herein, the Parties agree as follows:

1.		DEFINITIONS: Unless otherwise specified, capitalized terms used in this Agreement shall have the meanings attributed to them in EXHIBIT A hereto.
2.		YAHOO COVENANTS:
(a)

Yahoo will design, host and maintain the Access Page. The audiovisual files of the Programming will be directly accessible from such locations on the System designated by Yahoo, including, but not limited to, the Access Page. Customer acknowledges that as between Yahoo and Customer, Yahoo has the exclusive right to sell, and all revenue derived from, all advertising on the Yahoo Properties, including sponsorships and advertising on the Access Page and within the Programming, and shall accept or refuse any such advertising in its sole discretion.

(b)

Yahoo or a Yahoo Affiliate (as determined by Yahoo) will utilize its streaming software and hardware necessary to transmit, distribute, perform and display the Programming as provided herein, and provide server space for the archive of the Programming. Yahoo will provide Customer a personal computer with the appropriate specifications. Such equipment shall remain the property of Yahoo and shall be promptly returned to Yahoo upon the expiration of this Agreement by a shipping method selected by Yahoo, freight collect. Customer hereby agrees that the personal computer shall be dedicated solely for the purpose of the Yahoo broadcast of the Programming and not for the processing of any other applications.

(c)

Yahoo will stream the Programming using one streaming media technology at a 100Kbps rate. Yahoo will make the Programming accessible to a maximum of 500 concurrent users, provided, however, that Yahoo shall not be liable for the inability of any user to access the Programming due to any cause outside of Yahoo's reasonable control.

(d)

Yahoo grants Customer a non-exclusive, worldwide, royalty-free license to use, reproduce, distribute and display the Yahoo Brand Features in connection with Customer's marketing and promotion of the Programming, provided that in all such cases, Customer's uses of the Yahoo Brand Features are approved in advance by Yahoo in writing and are in compliance with Yahoo's trademark usage guidelines.

3		CUSTOMER COVENANTS:
(a)

Customer hereby grants to Yahoo and its Affiliates (i) the worldwide, exclusive, royalty-free right and license to encode, store, publicly distribute, transmit, perform, display, copy, prepare derivative works (only as necessary to broadcast the Programming as provided herein), and market the Programming on the System for the term of this Agreement; (ii) the worldwide, non-exclusive, royalty-free license to use, reproduce and display Customer's Brand Features and the Materials in connection with the presentation of the Programming on the Yahoo Properties, and in connection with the marketing and promotion of the Programming and the Yahoo Properties subject to reasonable quality control standards; and (iii) the right to use excerpts from the Programming and Materials, for general business purposes and for promotion of the Yahoo Properties upon prior approval by Customer. Nothing in this Agreement obligates Yahoo to provide Customer at any time any physical embodiment or electronic copy of any stored images encoded by Yahoo under this Agreement.

	(b)	Customer will provide current schedules, lists of guests, where applicable, and updates of Programming schedules.
	(c)	Customer agrees to pay Yahoo the following amounts immediately upon receipt of invoice (unless otherwise indicated) as payment for the services provided in accordance with the terms of this Agreement:
(i) $17,500 upon execution of this Agreement (includes a $7,500 set-up fee and the first two (2) months of streaming at the rate of $5,000 per month);
(ii) beginning on September 1, 2000, $5,000 per month for the remaining term of this Agreement, and
(iii) beginning on August 1, 2000, $150 per increment for each increment of 2,500 user minutes in excess of 150,000 user minutes of Programming streamed per month.
	(d)	Customer agrees to make a minimum of four (4) mentions per day stating that the Programming is available through Yahoo and promoting the Customer's Web site.
	(e)	Customer agrees to allow Yahoo to colocate a server/encoder, router and other related equipment at Customer. In addition, Customer agrees to provide Yahoo access to the Programming feed.
(f)

Customer acknowledges that as between Yahoo and Customer, Yahoo has the exclusive right to sell, and shall retain all revenue derived from, all advertising on the Yahoo Properties, including sponsorships and advertising on the Access Page, and shall accept or refuse any such advertising in its sole discretion.

	(g)	Customer acknowledges that Yahoo does not make any representations or warranties regarding the ability or exposure of the System.
(h)

Customer hereby agrees that it will use any information and data collected by Yahoo on behalf of Customer or otherwise provided to Customer pursuant to this Agreement, if any, in accordance with any and all applicable laws and regulations, federal or state, governing the use of user information, including any and all applicable privacy laws and Customer's privacy policies. Customer acknowledges that Yahoo has the right, at Yahoo's sole discretion, to provide notice to users where information is being collected by Yahoo on behalf of Customer, if at all, including links to Customer's privacy policy, if any.

4.

CONFIDENTIALITY:
The terms and conditions of this Agreement are confidential and may not be disclosed by Yahoo or Customer to any third parties except to their professional advisors, or except as otherwise required by law. Neither Party shall make any public announcement regarding the existence or content of this Agreement without the other party's prior written approval and consent.

5.		REPRESENTATIONS AND WARRANTIES:
(a)

Each Party has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by each Party, constitutes the valid and binding agreement of such Party, and is enforceable against such Party in accordance with its terms.

(b)

Customer hereby represents and warrants to Yahoo that (i) the Programming is owned or licensed by Customer, (ii) Customer holds all rights material to this Agreement throughout the world, (iii) the encoding, storage, transmission, retransmission, distribution, performance, display and broadcast of the Programming and Materials by Yahoo, and all copying contemplated by this Agreement or necessary to effectuate these activities, and Yahoo's exercise of any other rights granted by Customer herein, will not violate or infringe any right of privacy, personality or publicity, any Intellectual Property Right, or any other right of any third party, or result in any tort, injury, damage or harm to any person, (iv) the Programming and Materials as provided by Customer to Yahoo do not contain any libelous, defamatory, obscene or slanderous material, and (v) Customer has the worldwide right to license to Yahoo the right to encode, store, transmit, perform, retransmit, duplicate, and publicly distribute the Programming and the Materials on the System and all other rights as provided herein. It is understood and agreed that Yahoo does not intend and will not be required to edit or review for accuracy or appropriateness any Programming or Materials.

(c)

Customer will be solely responsible for the acquisition of any and all third party clearances, permissions and licenses which are necessary in connection with the broadcast by Yahoo of the Programming, including, without limitation, with respect to the use of any copyrighted and/or trademarked materials and the use of any names, likenesses and/or biographical materials, and for the payment of any and all applicable guild fees and for any and all residuals, payments, fees or royalties, if any, payable under any collective bargaining agreement or otherwise. By way of example, and not limitation or obligation, as between Yahoo and Customer, Customer would be liable to pay any residuals required to be paid under any "Basic Agreement" of the Director's Guild of America, the Writer's Guild of America, or the Screen Actor's Guild for "Supplemental Market" showings of the Programming.

(d)

Customer hereby represents and warrants to Yahoo that Customer has obtained, and will keep in force for the entire term of this Agreement and two (2) years thereafter, general liability insurance to cover all risks relevant to this Agreement and that Yahoo is a named insured party. Customer shall provide Yahoo within ten (10) days of execution of this Agreement a Certificate of Insurance evidencing such coverage for the term of this Agreement.

6.

INDEMNIFICATION:
Customer, at its own expense, will indemnify, defend and hold harmless Yahoo, its Affiliates and their employees, representatives, agents and affiliates from and against any and all losses, claims, damages, liabilities, obligations, penalties, judgments, awards, costs, expenses and disbursements, including without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any action, suit, proceeding or investigation, caused by, relating to, based upon, arising out of or in connection with (i) any breach by Customer of the representations, warranties or agreements made by it under this Agreement, (ii) the transmission, retransmission, distribution or broadcast of the Programming by Yahoo or its Affiliates, or (iii) any other claim with respect to the Programming.

7.		TERM AND TERMINATION:
	(a)	This Agreement shall be effective commencing June 30, 2000 and ending December 29, 2000.
(b)

Notwithstanding the foregoing, this Agreement may be terminated by either Party immediately upon notice if the other Party: (i) becomes insolvent; (ii) files a petition in bankruptcy; (iii) makes an assignment for the benefit of its creditors; or (iv) breaches any of its obligations under this Agreement in any material respect, which breach is not remedied within thirty (30) days following written notice to such Party.

(c)

Yahoo may immediately cease the broadcast of any Programming should Yahoo become aware of facts or circumstances from which it is apparent that the transmission of such Programming by Yahoo as contemplated herein infringes upon a copyright of a third party.

(d)

Any termination pursuant to Paragraph 7(b) or 7(c) shall be without any liability or obligation of the terminating party, other than with respect to any breach of this Agreement prior to termination and payments of any fees due hereunder. All provisions hereof regarding amounts payable by Customer to Yahoo shall survive the expiration or termination of this Agreement until such amounts are paid in full by Customer; further provided, Paragraphs 1, 4, 5, 6, 8, 9, and this Paragraph 7(d), and all portions of this Agreement limiting the use of any confidential information, shall survive termination or expiration of this Agreement.

8.		OWNERSHIP:
(a)

Yahoo acknowledges and agrees that: (i) as between Customer on the one hand, and Yahoo on the other, Customer owns all right, title and interest in the Customer Brand Features; (ii) nothing in this Agreement shall confer in Yahoo any right of ownership in the Customer Brand Features, and (iii) neither Yahoo or its Affiliates shall now or in the future contest the validity of the Customer Brand Features.

(b)

Customer acknowledges and agrees that: (i) as between Customer on the one hand, and Yahoo on the other, Yahoo owns all right, title and interest in any Yahoo Property and the Yahoo Brand Features; (ii) nothing in this Agreement shall confer in Customer any license or right of ownership in the Yahoo Brand Features; and (iii) Customer shall not now or in the future contest the validity of the Yahoo Brand Features.

9.		GENERAL:
(a)

This Agreement and its exhibits shall constitute the complete and exclusive agreement between the Parties with respect to the subject matter hereof, superseding and replacing any and all prior agreements, communications and understandings, both written and oral, regarding such subject matter.

(b)

This Agreement shall be governed by and construed in accordance with the laws of the state of California, without reference to conflicts of laws rules, and without regard to its location of execution or performance. The Parties agree that any disputes concerning the subject matter of this Agreement must be filed in either the Superior Court for the County of Santa Clara or the United States District Court for the Northern District of California.

(c)

If Yahoo develops and displays materials on the Yahoo Properties to advertise the Programming, such materials may, in the sole and absolute discretion of Yahoo, incorporate the materials delivered from Customer to Yahoo under this Agreement. Notwithstanding anything in this Agreement to the contrary, Yahoo will have sole and absolute discretion to determine all aspects of the Yahoo Properties, including the content, structure and sequence of all material appearing in the Yahoo Properties, and Yahoo reserves the right to reject or remove any materials from the Yahoo Properties for any reason at any time, regardless of any prior acceptance, display or transmission of any such materials, and Yahoo reserves the right to modify the Yahoo Properties in its sole discretion at any time during the term of this Agreement.

(d)

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, YAHOO DOES NOT MAKE, AND HEREBY SPECIFICALLY DISCLAIMS, ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE SERVICES PROVIDED HEREUNDER, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

(e)

UNDER NO CIRCUMSTANCES SHALL CUSTOMER, YAHOO OR A YAHOO AFFILIATE BE LIABLE TO CUSTOMER FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), AND EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS. UNDER NO CIRCUMSTANCES SHALL CUSTOMER, YAHOO OR A YAHOO AFFILIATE BE LIABLE TO CUSTOMER FOR MORE THAN THE AGGREGATE AMOUNTS PAYABLE UNDER THIS AGREEMENT AS OF THE DATE OF THE APPLICABLE CLAIM.

	(f)	YAHOO SHALL NOT BE LIABLE FOR ANY LOSS OF DATA, OR ANY INTERRUPTION OF SERVICE, DUE TO ANY CAUSE.
	(g)	The Parties hereto are independent parties, and no partnership, joint venture, enterprise or employment relationship shall be created or inferred by the existence or performance of this Agreement.
(h)

If any provision of this Agreement is found invalid or unenforceable, that provision will be enforced to the maximum extent permissible and the other provisions of this Agreement will remain in force. This Agreement may only be modified, or any rights under it waived, by a written document executed by both Parties. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute a single instrument. Execution and delivery of this Agreement may be evidenced by a facsimile transmission. The headings of this Agreement are for convenience of reference only, and do not limit or alter the Parties' respective rights or obligations under this Agreement. No failure of a Party to exercise or enforce any of its rights under this Agreement will act as a waiver of such rights.

(i)

This Agreement will bind and inure to the benefit of each Party's permitted successors and assigns. Neither Party may assign this Agreement, in whole or in part, without the other Party's written consent; provided, however, that either Party may assign this Agreement without such consent in connection with any merger, consolidation, any sale of all or substantially all of such Party's assets or any other transaction in which more than fifty percent (50%) of such Party's voting securities are transferred. Any attempt to assign this Agreement other than in accordance with this provision shall be null and void.

(j)

All notices, requests and other communications called for by this Agreement shall be deemed to have been given immediately if made by telecopy or electronic mail (confirmed by concurrent written notice sent first class U.S. mail, postage prepaid), if to Yahoo at 2914 Taylor Street, Dallas, Texas 75226, Fax: (214) 748-2470 Attention: Vice President (e-mail: kparke@broadcast.com), with a copy to its Legal Department (e-mail: legal@broadcast.com), and if to Customer at the physical and electronic mail addresses set forth on the signature page of this Agreement, or to such other addresses as a Party shall specify to the other Parties. Notice by any other means shall be deemed made when actually received by the Party to which notice is provided.

IN WITNESS WHEREOF, the Parties hereto have caused the foregoing agreement to be signed by a duly authorized agent of each Party, the day and year first above written.
YAHOO! INC.	CUSTOMER

By: /S/ KEVIN W. PARKE ___________________________________	By: /S/ RON LUSK ____________________________________
Name: Kevin W. Parke	Name: Ron Lusk
Title: Vice President	Title: Chairman
Address: 2914 Taylor Street Dallas, TX 75226	Address: 4514 Travis Street Dallas, TX 75205
Telephone: (214) 748-6660	Telephone: (214) 599-9777
Telecopy: (214) 748-6657	Telecopy: (214) 599-9790
Email: legal@broadcast.com	Email: ronlusk@msa.com

EXHIBIT A

DEFINITIONS

  "Access Page" shall mean the Web page(s) located at such URL(s) designated by Yahoo in its sole discretion through which the Programming will be accessible.

  "Affiliate" shall mean any company or any other entity world-wide in which Yahoo owns at least a twenty percent ownership, equity, or financial interest, including, without limitation, corporations, partnerships, joint ventures, and limited liability companies.

  "Intellectual Property Rights" shall mean all rights in and to trade secrets, patents, copyrights, trademarks, know-how, as well as moral rights and similar rights of any type under the laws of any governmental authority, domestic or foreign.

  "Materials" shall mean all text, graphics, Customer Brand Features, photographs, links and all other material provided by Customer to Yahoo for inclusion on the Access Page or elsewhere on the System.

  "Programming" shall mean the audiovisual of Customer's live talk radio show five (5) days per week, three (3) hours per day, and includes all archives of the Programming.

  "Customer Brand Features" shall mean all trademarks, service marks, logos and other distinctive brand features of Customer.

  "System" shall mean any wireless network (including, without limitation, third generation networks (3G), direct broadcast satellites, microwave dish facilitated data transmission, Vertical Blanking Interval (VBI), wireless cable and data broadcasting, Teledesic, Iridium and other satellites, and any and all other wireless networks) or wired network (including, without limitation, the Internet, the Internet II, or any other online services network which utilizes computer terminals, terminal servers, modems, cable modems, HFC, coaxial cable, xDSL, routers, splitters, switches, multicasting technology, power lines, or other high speed data connections and any and all other wired networks) that distributes audio, video, or other programming using digital algorithms, one and/or two-way digital services, or any other means now existing or hereafter created (except AM/FM radio broadcast stations).

  "Yahoo Brand Features" shall mean all trademarks, service marks, logos and other distinctive brand features of Yahoo that are used in or relate to a Yahoo Property.

  "Yahoo Properties" shall mean any Yahoo or Yahoo Affiliate branded or co-branded media properties developed in whole or in part by Yahoo or its Affiliates and distributed or made available by Yahoo or its Affiliates.